Exhibit 99.1

Supernus Announces Record Fourth Quarter and

Full Year 2015 Financial Results

•                  Net product sales for fourth quarter 2015 were $42.6 million, a 39.6% increase over the same quarter of 2014 and a 10.5% increase over third quarter 2015.

•                  Net product sales for full year 2015 were $143.5 million, a 60.2% increase over full year 2014.

•                  Operating income for fourth quarter 2015 was $6.8 million, a 44.8% increase over operating income of $4.7 million in the same quarter of 2014.

•                  Achieved first full year of profitability from on-going operations in 2015, with operating income of $17.7 million.  Excluding the impact of a onetime $30.0 million royalty monetization payment in the third quarter of 2014, operating loss was $5.8 million for full year 2014.

•                  Finalized the special protocol assessment (SPA) for the SPN-810 Phase III trial with the FDA in the fourth quarter of 2015. The Company remains on schedule with the Phase III program for SPN-810 for the treatment of Impulsive Aggression in ADHD and the Phase IIb program for SPN-812 for the treatment of ADHD.

Rockville, Md., March 2, 2016 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for fourth quarter and full year 2015 and associated company developments.

Commercial Update

Fourth quarter 2015 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 111,627, a 61.3% increase over the fourth quarter of 2014 and an increase of 10.8% over the third quarter of 2015. Full year 2015 product prescriptions for Trokendi XR® and Oxtellar XR® totaled 378,173, a 90.6% increase over full year 2014.

	Prescriptions			Increase in Prescriptions (%)
	Q4 2015	Q3 2015	Q4 2014	Q4 15 vs. Q3 15	Q4 15 vs. Q4 14
Trokendi XR	83,899	75,104	49,220	11.7%	70.5%
Oxtellar XR	27,728	25,666	19,988	8.0%	38.7%
Total	111,627	100,770	69,208	10.8%	61.3%

	Prescriptions		Increase in Prescriptions (%)
	FY 2015	FY 2014	FY 2015 vs. FY 2014
Trokendi XR	279,782	135,238	106.9%
Oxtellar XR	98,391	63,153	55.8%
Total	378,173	198,391	90.6%

Source: Product prescriptions as reported by IMS

“2015 was a year of significant achievements, where we delivered on our commercial strategy for Trokendi XR and Oxtellar XR, and progressed our pipeline into late-stage clinical testing,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We met our upwardly revised product sales guidance, with total net product sales reaching $143.5 million in 2015. Based on the strength of our base business, we were able to achieve, for the first time, profitability from on-going operations each quarter and for the full year. We also filed a supplemental new drug application during the year requesting a label expansion for Trokendi XR to include treatment in adults for migraine headache, which was accepted for review by the FDA. Finally, we continue to defend vigorously our novel products and build upon our strong intellectual property position, as evidenced by the recent favorable Federal court ruling on Oxtellar XR and the settlement agreement we entered into with Par Pharmaceuticals in 2015 for Trokendi XR.”

Progress of Product Pipeline

The Company remains on schedule with its two Phase III trials for SPN-810 and the Phase IIb trial for SPN-812. During the first quarter, we are actively recruiting and screening patients for all trials.  Phase III data for SPN-810 is expected to be available by mid 2017, and data from the SPN-812 Phase IIb trial is expected to be available by early 2017.

During the fourth quarter of 2015, the Company finalized the SPA for SPN-810 with the FDA, conducted an investigator meeting with approximately 50 participating centers covering both Phase III trials, and began site initiation visits.

Regarding SPN-812, during the fourth quarter of 2015 final results were received from a single-ascending dose (SAD) study and a multiple-ascending dose (MAD) study in adult healthy volunteers. These data showed an overwhelmingly favorable adverse event profile for our extended-release formulation at doses that are several multiples of the effective doses used in the immediate release formulation in the Phase IIa study.

“We are very excited about the emerging clinical profile of SPN-812. Data from our SAD and MAD studies reinforce our belief that SPN-812 has the potential for being dosed at levels high enough to compare favorably with stimulant medications for efficacy, while still showing a favorable tolerability and safety profile,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

Revenues and Gross Margin

Net product sales for the fourth quarter of 2015 were $42.6 million, a 39.6% increase over $30.5 million in the same period last year and a 10.5% increase over $38.6 million in the third quarter of 2015. Net product sales for full year 2015 were $143.5 million, a 60.2% increase over $89.6 million in 2014.

	Net Product Sales ($mil.)			Increase in Net Product Sales (%)
	Q4 2015	Q3 2015	Q4 2014	Q4 15 vs. Q3 15	Q4 15 vs. Q4 14

Trokendi XR	$33.3	$29.9	$22.9	11.4%	45.5%
Oxtellar XR	$9.3	$8.7	$7.6	6.9%	22.4%

Total	$42.6	$38.6	$30.5	10.5%	39.6%

	Net Product Sales ($mil.)		Increase in Net Product Sales (%)
	FY 2015	FY 2014	FY 2015 vs. FY 2014

Trokendi XR	$110.3	$64.9	70.1%
Oxtellar XR	$33.2	$24.7	34.4%

Total	$143.5	$89.6	60.2%

Total revenue for full year 2015 was $144.4 million, compared to $122.0 million for full year 2014. Total revenue for 2015 consisted almost exclusively of net product sales while total revenue for 2014 included the impact of a onetime $30.0 million royalty monetization.

Gross margin was 93.4% and 94.1% for the fourth quarter and full year 2015, respectively, compared to 92.5% and 93.6% for the comparable periods in 2014.

Operating Expenses

Research and development expenses in the fourth quarter of 2015 were $9.4 million, as compared to $5.8 million in the same quarter last year. This increase is primarily due to the initiation of Phase III testing associated with SPN-810 during the third quarter of 2015 and the initiation of Phase IIb testing of SPN-812 during the fourth quarter of 2015. Research and development expenses for full year 2015 were $29.1 million, as compared to $19.6 million in 2014. This increase is primarily due to increased clinical development activities associated with the initiation of our late-stage studies for SPN-810 and SPN-812, including the manufacture of clinical supplies and the screening of clinical trial sites.

Selling, general and administrative expenses in the fourth quarter of 2015 were $23.6 million, as compared to $18.0 million in the same quarter last year. Selling, general and administrative expenses were $89.2 million in 2015, compared to $72.5 million in 2014. The higher expenses in the fourth quarter and the full year 2015, compared to the year earlier periods, reflect increased promotional and marketing activities to support the growth of Trokendi XR and

Oxtellar XR, as well as work done in anticipation of launching the migraine headache indication for Trokendi XR in 2016.

Operating Income and Earnings Per Share

For the first time, the Company was profitable from ongoing operations for the full year as well as in each quarter of the year. Operating income in the fourth quarter of 2015 was $6.8 million, an increase of 44.8% over operating income of $4.7 million in the same period last year. Full year 2015 operating income was $17.7 million.  Excluding the impact of a $30.0 million royalty monetization payment, operating loss for 2014 was $5.8 million.  The substantial improvement in operating income for 2015 reflects the strength and growth of the Company’s base business.

Diluted earnings per share were $0.14 in the fourth quarter ended December 31, 2015, compared to $0.10 in the same period last year. Diluted earnings per share were $0.28 in 2015, compared to a loss of $0.24 in 2014, excluding the impact of a $30.0 million royalty monetization.

Weighted-average diluted common shares outstanding were approximately 49.6 million and 51.2 million in the fourth quarter and full year of 2015, respectively, as compared to approximately 43.2 million and 50.6 million in the respective periods the prior year.

Capital Resources

As of December 31, 2015, the Company had $117.2 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $94.2 million at December 31, 2014.

Financial Guidance

For full year 2016, the Company estimates that net product sales will range from $200 million to $210 million, with operating income ranging from $28 million to $35 million.

The Company expects that research and development expenses in 2016 will range from $55 million to $65 million as the Company progresses late-stage development of SPN-810 and SPN-812.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Thursday, March 3, 2016. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	47017444
Conference Call Name:	Supernus Pharmaceuticals 4Q and Full Year 2015 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in ADHD patients. SPN-812 is being developed for treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and marketable securities	$62,190	$74,336
Accounts receivable, net	25,908	17,270
Inventories, net	12,587	13,441
Prepaid expenses and other current assets	5,292	3,845
Total Current Assets	105,977	108,892

Long term marketable securities	55,009	19,816
Property and equipment, net	3,874	2,448
Deferred legal fees	22,503	5,209
Intangible assets, net	976	225
Other non-current assets	391	918
Total Assets	$188,730	$137,508

Accounts payable	$4,314	$1,863
Accrued sales deduction	26,794	8,461
Accrued expenses	24,813	17,026
Deferred licensing revenue	176	143
Total Current Liabilities	56,097	27,493

Deferred licensing revenue, net of current portion	1,390	1,274
Convertible notes, net of discount	7,189	26,947
Other non-current liabilities	4,325	3,876
Derivative liabilities	854	6,564
Total Liabilities	69,855	66,154

Total Stockholders’ Equity	118,875	71,354
Total Liabilities & Stockholders’ Equity	$188,730	$137,508

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Net product sales	$42,611	$30,515	$143,526	$89,571
Revenue from royalty agreement	—	—	—	30,000
Licensing revenue	44	286	901	2,474

Total revenue	42,655	30,801	144,427	122,045

Costs and expenses
Cost of product sales	2,794	2,282	8,423	5,758
Research and development	9,446	5,772	29,135	19,586
Selling, general and administrative	23,566	18,018	89,204	72,471

Total costs and expenses	35,806	26,072	126,762	97,815

Operating income	6,849	4,729	17,665	24,230
Other income (expense)
Interest income	225	83	643	348
Interest expense	(225)	(1,189)	(1,229)	(4,963)
Changes in fair value of derivative liabilities	127	694	193	2,809
Loss on extinguishment of debt	62	—	(2,338)	(2,592)
Other income	8	37	38	39

Total other expense	197	(375)	(2,693)	(4,359)

Earnings before income taxes	7,046	4,354	14,972	19,871

Income tax expense	174	—	956	—

Net income	$6,872	$4,354	$14,016	$19,871

Income per common share:
Basic	$0.14	$0.10	$0.30	$0.47
Diluted	$0.14	$0.10	$0.28	$0.32

Weighted-average number of common shares:
Basic	48,891,847	42,931,146	47,485,258	42,260,896
Diluted	49,598,030	43,201,227	51,160,380	50,583,511

Summary of Non-GAAP Adjustments

(in thousands, except per share data)

		Adjustment
	GAAP	Revenue from Royalty Agreement	Non-GAAP

Year ended December 31, 2014
Total Revenue	$122,045	$(30,000)	$92,045
Operating income	24,230	(30,000)	(5,770)
Net income (loss)	19,871	(30,000)	(10,129)

Income (loss) per common share-basic	0.47	—	(0.24)
Income (loss) per common share-diluted	0.32	—	(0.24)

Weighted-average number of common shares:
Basic	42,260,896		42,260,896
Diluted	50,583,511		42,260,896

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com